Exhibit 8.2

[PILLSBURY WINTHROP LLP LETTERHEAD]

November 28, 2003

Microcell Telecommunications Inc.

800 de La Gauchetière Street West, Suite 4000
Montreal, Quebec, Canada H5A 1K3

Re:	Offer and Resale of up to 10,662,245 Common Shares

Issuable as Class A Restricted Voting Shares or
Class B Non-Voting Shares

Ladies and Gentlemen:

      We have acted as counsel to Microcell Telecommunications Inc. (the “Company”) in connection with the offer and resale by certain Company shareholders of up to 10,662,245 class A restricted voting shares and class B non-voting shares (the “Shares”), which they may acquire by exercising certain Company warrants (the “Warrants”). In connection therewith, we have assisted in the preparation of the prospectus (the “Prospectus”) that forms a part of the registration statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) for the purpose of registering the Shares. Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Prospectus.

      On the basis of the foregoing and upon consideration of applicable law, subject to the qualifications stated therein, the discussion of U.S. federal income tax considerations set forth under the caption “Taxation — Certain U.S. Federal Income Tax Considerations” in the Prospectus constitutes our opinion as to the material U.S. federal income tax consequences of exercising Warrants, and of acquiring, holding and disposing of Shares, as discussed therein.

      This opinion is limited to the federal income tax law of the United States and does not cover any questions arising under, or relating to, the laws of any other jurisdiction, or any political subdivision thereof or therein.

      We consent to being named in the Registration Statement and the Prospectus under the caption “Taxation — Certain U.S. Federal Income Tax Considerations” as counsel that has passed upon the above-mentioned U.S. federal income tax considerations.

      We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP LLP